Filed pursuant to Rule 433 Registration Statement No. 333-158199-10 FINANCIAL PRODUCTS FACT SHEET (A44)

Offering Period: April 18, 2011 – May 4, 2011
13-Month Accelerated Return Equity Securities (ARES)® Linked to the
Performance of the iShares® MSCI South Korea Index Fund and
the iShares® FTSE/XINHUA China 25 Index Fund

Return Profile
  13-Month Accelerated Return Equity Securities (ARES)® linked to the lowest performing of the iShares® MSCI South Korea Index Fund and iShares® FTSE/XINHUA China 25 Index Fund.
  Leveraged return, [158% - 168%] Upside Participation Rate in the appreciation of the Lowest Performing Underlying, uncapped.
  If the Final Level is less than the Initial Level, then the investor will lose 1% for every 1% decline in the Lowest Performing Underlying.

Terms

Issuer:	Credit Suisse AG (“Credit Suisse”), Nassau Branch.
Trade Date:	Expected to be May 5, 2011.
Settlement Date:	Expected to be May 10, 2011.
Underlyings:	The iShares® MSCI South Korea Index Fund and the iShares® FTSE/XINHUA China 25 Index Fund.
Upside Participation Rate:	Expected to be between [158% - 168%], to be set on the Trade Date.
Redemption Amount:	An amount in cash at maturity equal to the principal amount of the securities held multiplied by the sum of 1 plus the Underlying Return of the Lowest Performing Underlying.
Lowest Performing Underlying:	The Underlying with the lowest Underlying Return.
Underlying Return:	For each Underlying, the Underlying Return will be expressed as a percentage as is calculated as follows:
If (a) the Final Level is greater than its Initial Level, then: [Upside Participation Rate x ((Final Level – Initial Level)/Initial Level)]; (b) if the Final Level is equal to the Initial Level, then: zero; (c) if the Final Level is less than the Initial Level, then ((Final Level – Initial Level)/Initial Level).
Initial Level:	For each Underlying, the closing level of such Underlying on the Trade Date.
Final Level:	For each Underlying, the closing level of such Underlying on the Valuation Date.
Valuation Date:	June 6, 2012
Maturity Date:	June 11, 2012
CUSIP:	22546E4Y7

Benefits
  Offers a leveraged uncapped return in the appreciation of the Lowest Performing Underlying.

Hypothetical Returns at Maturity

Percentage Change in the Lowest Performing Underlying	Hypothetical Redemption Amount (1)
50%	$1,815.00
40%	$1,652.00
30%	$1,489.00
20%	$1,326.00
10%	$1,163.00
0%	$1,000.00
-10%	$900.00
-20%	$800.00
-30%	$700.00
-40%	$600.00
-50%	$500.00

(1)	Assumes an Upside Participation Rate of 163% (the midpoint of the expected range).

Product Risks

  This investment may result in a loss of up to 100% of investors’ principal amount.

  Any payment on the securities is subject to Credit Suisse’s ability to pay its obligations as they become due.

  If the Final Level of the Lowest Performing Underlying is less than its Initial Level, investors will lose 1% of principal for each 1% decline in the Final Level and, therefore the Redemption Amount will be less than the principal amount.

  Credit Suisse’s creditworthiness, including actual or anticipated downgrades in our credit ratings.

  No interest or dividend payments or voting rights with respect to the stocks included in each Underlying.

Product Summary

Horizon (months)	13 months
Principal Repayment	Principal at Risk
Investment Objective	Appreciation
Market Outlook	Bullish

FINANCIAL PRODUCTS FACT SHEET

Offering Period: April 18, 2011 – May 4, 2011
13-Month Accelerated Return Equity Securities (ARES)® Linked to the
Performance of the iShares® MSCI South Korea Index Fund and
the iShares® FTSE/XINHUA China 25 Index Fund

Additional Risk Considerations

  The securities are exposed equally to risk of fluctuations in the levels of the Underlyings to the same degree for each Underlying.

  Anti-dilution protection is limited.

  Prior to maturity, costs such as concessions and hedging may affect the value of the securities.

  Liquidity – The securities will not be listed on any securities exchange. Credit Suisse (or its affiliates) intends to offer to purchase the securities in the secondary market but is not required to do so. Many factors, most of which are beyond the control of the Issuer, will influence the value of the securities and the price at which the securities may be purchased or sold in the secondary market. For example, the creditworthiness of the Issuer, including actual or anticipated downgrades to the Issuer’s credit ratings, may be a contributing factor.

  Potential Conflicts – We and our affiliates play a variety of roles in connection with the issuance of the securities including acting as calculation agent and hedging our obligations under the securities. The agent for this offering, Credit Suisse Securities (USA) LLC (“CSSU”), is our affiliate. In accordance with FINRA Rule 5121, CSSU may not make sales in this offering to any discretionary account without prior written approval of the customer.

  As a holder of the securities, you will not have voting rights or rights to receive cash dividends or other distributions with respect to the equity securities comprising the Underlyings.

  The risks set forth in the section entitled “Product Risks” on the preceding page and this section “Additional Risk Considerations” are only intended as summaries of some of the risks relating to an investment in the securities. Prior to investing in the securities, you should, in particular, review the “Product Risks” and “Additional Risk Considerations” sections herein, the “Selected Risk Considerations” section in the pricing supplement and the “Risk Factors” section in the product supplement, which set forth risks related to an investment in the securities.

Disclaimer

IRS Circular 230 Disclosure: Credit Suisse and its affiliates do not provide tax advice. Accordingly, any discussion of U.S. tax matters contained herein (including any attachments) is not intended or written to be used and cannot be used, in connection with the promotion, marketing or recommendation by anyone unaffiliated with Credit Suisse of any of the matters address herein or for the purpose of avoiding U.S. tax-related penalties.

Investment suitability must be determined individually for each investor, and the financial instruments described herein may not be suitable for all investors. The products described herein should generally be held to maturity as early sales could result in lower than anticipated returns. This information is not intended to provide and should not be relied upon as providing accounting, legal, regulatory or tax advice. Investors should consult with their own advisors as to these matters.

This material is not a product of Credit Suisse Research Departments. Financial Products may involve a high degree of risk, and may be appropriate investments only for sophisticated investors who are capable of understanding and assuming the risks involved. Credit Suisse and its affiliates may have positions (long or short), effect transactions or make markets in securities or financial instruments mentioned herein (or options with respect thereto), or provide advice or loans to, or participate in the underwriting or restructuring of the obligations, issuers of the stocks comprising the applicable index, indices or fund mentioned herein. Credit Suisse is a member of FINRA, NYSE and SIPC. Clients should contact their salespersons at, and execute transactions through, a Credit Suisse entity qualified in their home jurisdiction unless governing law permits otherwise.

This document is a summary of the terms of the notes and factors that you should consider before deciding to invest in the notes. Credit Suisse has filed a registration statement (including the pricing supplement, the underlying supplement, the product supplement, the prospectus supplement and the prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this offering summary relates. Before you invest, you should read this summary together with the Preliminary Pricing Supplement dated April 18, 2011, the Underlying Supplement dated June 24, 2010, the Product Supplement No. AK-I dated November 25, 2009, the Prospectus Supplement dated March 25, 2009 and the Prospectus dated March 25, 2009 to understand fully the terms of the notes and other considerations that are important in making a decision about investing in the securities. You may get these documents without cost by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Credit Suisse, any agent or any dealer participating in this offering will arrange to send you the pricing supplement, the underlying supplement, the product supplement, the prospectus supplement and the prospectus if you so request by calling toll-free 1 (800) 221-1037.

You may access the pricing supplement related to the offering summarized herein on the SEC website at:

http://www.sec.gov/Archives/edgar/data/1053092/000095010311001437/dp22124_424b2-a44.htm

You may access the underlying supplement, the product supplement, the prospectus supplement and the prospectus on the SEC website at www.sec.gov or by clicking on the hyperlinks to each of the respective documents incorporated by reference in the pricing supplement.